THE 2023 ETF SERIES TRUST 485BPOS

Exhibit 99.(g)(iv)

Execution Version

FORM OF AMENDMENT TO CUSTODIAN AGREEMENT

This Amendment TO CUSTODIAN AGREEMENT (this “Amendment”) is dated as of ______________, __, 202_, by and between THE 2023 ETF SERIES TRUST, a management investment company organized as a statutory trust under the laws of the State of Delaware and registered with the Commission under the Investment Company Act of 1940 (the “Trust”) on behalf of each of its series, separately and not jointly, listed on Schedule A thereto (each, a “Portfolio” and collectively, the “Portfolios”), and Brown Brothers Harriman & Co., a limited partnership organized under the laws of the State of New York ("BBH&Co." or “Custodian”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Company and BBH&Co. entered into a Custodian Agreement dated as of July 23, 2025 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”).

Whereas, the Company and BBH&Co. desire to make certain modifications to the terms of the Agreement as further detailed herein;

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

A.	Amendments to the Agreement

1.	The Agreement is hereby amended by deleting Schedule A (List of Funds/Portfolios) in its entirety, and substituting therefore the updated Schedule A attached hereto.

2.	The parties acknowledge and agree that effective with this Amendment, the Funds Transfer Services Agreement (as defined in the Agreement) is also modified to include in the defined term “Client” the Fund(s)/Portfolio(s) added by this Amendment.

B.	Miscellaneous

1.	This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as specifically amended hereby, the Agreement remains unchanged, in full force and effect and binding on the parties in accordance with its terms. As amended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

2.	This Amendment shall be governed and construed in accordance the governing law and jurisdiction provisions of the Agreement.

3.	This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment. Delivery of an executed counterpart of this Amendment by facsimile transmission or other electronic mail transmission (e.g. “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature Page Follows]

Execution Version

IN WITNESS WHEREOF, each of the parties has caused their duly authorized representatives to execute this Amendment to the Agreement, effective as of the first date written above.

BROWN BROTHERS HARRIMAN & CO. By:_________________________ Name: Title: Date:	THE 2023 ETF SERIES TRUST By:_________________________ Name: Title: Date:

 2

SCHEDULE A

to

CUSTODIAN AGREEMENT

List of Funds/Portfolios

Updated as of: __________, __, 202_

The following is a list of Funds/Portfolios for which BBH&Co. shall serve under the Custodian Agreement.

Pictet Cleaner Planet ETF

Pictet Emerging Markets Debt ETF

Pictet Emerging Markets Rising Economies ETF

Pictet AI Enhanced International Equity ETF

Pictet AI & Automation ETF

Pictet AI Enhanced US Equity ETF

Harrison Street Infrastructure ETF